Exhibit 99.1

Creative Medical Technology Holdings Demonstrates AmnioStem Derived Exosomes Inhibit Glioma Growth

Company’s Unique Stem Cell Nanotechnology Approach Appears to Stimulate Regeneration of Healthy Brain Cells While Selectively Inhibiting Glioma Brain Cancer

SAN DIEGO and PHOENIX, July 25, 2017 /PRNewswire/ -- Creative Medical Technology Holdings, Inc. (OTCQB:CELZ), a clinical stage stem cell company, announced preclinical data showing exosomes harvested from its patented AmnioStem amniotic fluid stem cell, selectively inhibit growth of glioma brain cancer cells.

Exosomes are nanoparticles generated by a variety of cells that are critically involved in intercellular communication. The Company previously filed patents on the use of AmnioStem derived exosomes for treatment of stroke1. The AmnioStem technology was originally licensed from the University of California San Diego (UCSD), under an exclusive agreement covering issued US Patent #7,569,3852.

“Having seen first-hand the devastation and lack of treatment options in glioma patients, I am excited about the prospect of developing a non-toxic biological approach that eventually may provide benefit to this group of patients,” said Santosh Kesari, MD, Ph.D, FANA, FAAN, Chair and Professor, Department of Translational Neurosciences and Neurotherapeutics, John Wayne Cancer Institute, as well as Director of Neuro-oncology, Providence Saint John’s Health Center and leads the Pacific Neuroscience Research Center at Pacific Neuroscience Institute.

“The filed patent application contains data showing that while AmnioStem derived exosomes inhibited proliferation of glioma cells, other stem cell types actually increased proliferation of glioma,” said Thomas Ichim, Ph.D, Chief Scientific Officer of Creative Medical Technology Holdings. “We are currently working under the possibility that AmnioStem stem cells may possess unique biological properties that are different from other types of stem cells.”

“From a commercialization perspective, exosomes are simpler to manufacture, store, and deliver as compared to living cells. Additionally, since exosomes are not replicating cells, we anticipate a less complicated FDA regulatory pathway as compared to cellular based products,” said Timothy Warbington, President and CEO of Creative Medical Technology Holdings.

About Creative Medical Technology Holdings

Creative Medical Technology Holdings, Inc. is a clinical stage biotechnology company currently trading on the OTCQB under the ticker symbol CELZ. For further information about the company go to www.creativemedicaltechnology.com.

1 http://www.prnewswire.com/news-releases/creative-medical-technology-holdings-files-patent-on-amniostem-stroke-therapy-300376848.html

2 http://www.prnewswire.com/news-releases/creative-medical-technologies-receives-exclusive-license-to-key-amniotic-fluid-stem-cell-patent-from-university-of-california-system-300356233.html

Forward-Looking Statements

OTC Markets has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This news release may contain forward-looking statements including but not limited to comments regarding the timing and content of upcoming clinical trials and laboratory results, marketing efforts, funding, etc. Forward-looking statements address future events and conditions and, therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements. See the periodic and other reports filed by Creative Medical Technology Holdings, Inc. with the Securities and Exchange Commission and available on the Commission’s website at www.sec.gov.

Contact:

Timothy Warbington

Chief Executive Officer

Tel: (480) 789-9939